Exhibit 99

For Further Information Contact:
For Immediate Release	Robert E. Phaneuf
Monday, March 21, 2005	Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM, INC. EXPECTS CERTAIN

NON-CASH CHARGES RELATED TO DERIVATIVE

INSTRUMENTS IN THE FIRST QUARTER OF 2005

Tulsa, Oklahoma - Vintage Petroleum, Inc. (NYSE: VPI) announced today that it expects certain non-cash charges to be recorded in the first quarter of 2005 related to its oil price swap agreements. As stated in the company’s 2004 Form 10-K, most of the company’s oil price swap agreements were accounted for under mark-to-market accounting for the period from December 31, 2004, through February 28, 2005. Under mark-to-market accounting, changes in the fair value of these agreements are recognized currently as non-operating income or expense.

Due to the substantial increase in oil prices during January and February 2005, the company expects a first quarter non-cash charge to derivative losses (a non-operating expense) of approximately $38.8 million related to unrealized losses and a $2.2 million cash charge for realized losses (a combined total of $41.0 million, or $25.0 million after tax) related to these oil price swap agreements as of February 28, 2005. As these oil price swap agreements are settled in future periods, the $38.8 million non-cash charge for unrealized losses will be offset by higher reported oil revenues in those periods than would be reported had this non-cash charge not been recognized in the first quarter.

As of March 1, 2005, the company re-designated all of its oil price swap agreements as cash flow hedges and resumed hedge accounting for these agreements. Under hedge accounting, the effective portion of the gain or loss on a derivative instrument is reported as a part of “accumulated other comprehensive income” (a component of stockholders’ equity) and reflected as an adjustment to oil and gas sales revenues in the same period during which the hedged volumes are sold.

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“The economic impact of the company’s existing oil price swap agreements remains the same regardless of the use of mark-to-market accounting or hedge accounting. Re-designating our oil price swap agreements effective March 1, 2005, and resuming hedge accounting, should reduce the significant volatility in reported earnings resulting from the use of mark-to-market accounting,” stated William C. Barnes, Executive Vice President and Chief Financial Officer.

Development Seismic Costs Accounting Policy Review Complete

In connection with the previously announced routine review of our 2003 Form 10-K, the SEC has completed its review of our accounting policy for development seismic costs. On March 11, 2005, the SEC provided the company with guidance regarding the application of this accounting policy. Based on the company’s review, the impact of applying this guidance does not have a material impact on the company’s consolidated financial statements for the three years ended December 31, 2004.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address operating and non-operating costs, the impact of oil and gas hedging activities and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices as well as general economic, market or business conditions.

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Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.